                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[   ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*

    The Goldman Sachs Group, Inc.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

    85 Broad Street
--------------------------------------------------------------------------------
                                    (Street)

    New York,                        New York             10004
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

    Carmike Cinemas, Inc.
    (CKE)
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


================================================================================
4. Statement for Month/Year

    January/2000
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



               -------------------------------------------

================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [   ] Form filed by One Reporting Person
   [ X ] Form filed by More than One Reporting Person

================================================================================

====================================================================================================================================
                              Table I -- Non-Derivative Securities Acquired, Disposed of,                                          |
                                                 or Beneficially Owned                                                             |
====================================================================================================================================
                                    |            |            |                                |              |6.       |          |
                                    |            |            | 4.                             |5.            |Owner-   |          |
                                    |            |            | Securities Acquired (A) or     |Amount of     |ship     |          |
                                    |            | 3.         | Disposed of (D)                |Securities    |Form:    |7.        |
                                    |2.          | Transaction| (Instr. 3, 4 and 5)            |Beneficially  |Direct   |Nature of |
                                    |Transaction | Code       | -------------------------------|Owned at End  |(D) or   |Indirect  |
1.                                  |Date        | (Instr. 8) |               | (A) |          |of Month      |Indirect |Beneficial|
Title of Security                   |(Month/Day/ | -----------|     Amount    | or  |  Price   |(Instr. 3     |(I)      |Ownership |
(Instr. 3)                          |Year)       |  Code  | V |               | (D) |          |and 4)        |(Instr.4)|(Instr. 4)|
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |   01/3/00  |   S    |   |      100      | D   | $7.75    |      01      |    01   |   01     |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

FORM 4 (continued)

====================================================================================================================================
                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
====================================================================================================================================

               |        |        |      |               |                 |                       |        |9.       |10.   |      |
               |        |        |      |               |                 |                       |        |Number   |Owner-|      |
               |        |        |      |               |                 |                       |        |of       |ship  |      |
               |2.      |        |      |               |                 |                       |        |Deriv-   |of    |      |
               |Conver- |        |      | 5.            |                 |7.                     |        |ative    |Deriv-|11.   |
               |sion    |        |      | Number of     |                 |Title and Amount       |        |Secur-   |ative |Nature|
               |or      |        |      | Derivative    |6.               |of Underlying          |8.      |ities    |Secur-|of    |
               |Exer-   |        |4.    | Securities    |Date             |Securities             |Price   |Bene-    |ity:  |In-   |
               |cise    |3.      |Trans-| Acquired (A)  |Exercisable and  |(Instr. 3 and 4)       |of      |ficially |Direct|direct|
               |Price   |Trans-  |action| or Disposed   |Expiration Date  |-----------------------|Deriv-  |Owned    |(D) or|Bene- |
1.             |of      |action  |Code  | of (D)        |(Month/Day/Year) |             |Amount   |ative   |at End   |In-   |ficial|
Title of       |Deriv-  |Date    |(Instr| (Instr. 3,    |-----------------|             |or       |Secur-  |of       |direct|Owner-|
Derivative     |ative   |(Month/ |8)    | 4 and 5)      |Date    |Expira- |             |Number   |ity     |Month    |(I)   |ship  |
Security       |Secur-  |Day/    |------| ------------  |Exer-   |tion    |             |of       |(Instr. |(Instr.  |(Instr|(Instr|
(Instr. 3)     |ity     |Year)   |Code|V|  (A)  | (D)   |cisable |Date    |Title        |Shares   |5)      |4)       |4)    |4)    |
-----------------------------------------------------------------------------------------------------------------------------------|
Series A Senior|        |        |    | |       |       |        |        |             |         |        |         |      |      |
Cumulative     |        |        |    | |       |       |        |        |             |         |        |         |      |      |
Convertible    |        |        |    | |       |       |        |        |             |         |        |         |      |      |
Exchangeable   |        |        |    | |       |       |        |        |             |         |        |         |      |      |
Preferred Stock|        |        |    | |       |       |        |        | Class A     |         |        |         |      |      |
par value $1.00| $25.00 |        |    | |       |       |11/30/99|   02   | Common Stock| 01,02   |        |  01,02  |  01  |  01  |
====================================================================================================================================

Instruction 4(b)(v) list of other Reporting Persons:

This statement is being filed by GS Capital Partners III, L.P. ("GS Capital III"), GS Capital Partners III Offshore, L.P. ("GS Offshore"), GS Capital
Partners III Germany Civil Law Partnership ("GS Germany"), Stone Street Fund 1998, L.P. ("1998 Stone"), Bridge Street Fund 1998, L.P. ("1998 Bridge" and together with GS Capital III, GS Offshore, GS Germany and 1998 Stone, the
"Limited Partnerships"), Stone Street 1998, L.L.C. ("Stone GP"), GS Advisors III, L.L.C. ("GS Advisors"), Goldman, Sachs & Co. oHG ("GS oHG"), Goldman, Sachs & Co. ("Goldman Sachs"), and The Goldman Sachs Group, Inc. ("GS Group" and, together with Goldman Sachs, GS Advisors, GS oHG, Stone GP and the Limited Partnerships, the "Reporting Persons"). The principal place of business of each of the Reporting Persons is 85 Broad Street, New York, New York, 10004.

Explanation of Responses:

01: The securities reported herein as indirectly sold were sold and may be deemed to have been beneficially owned directly by Goldman Sachs. Without admitting legal obligation, Goldman Sachs will remit appropriate profits, if any, to the Company.

This Form 4 does not include 43,000 shares of Class A Common Stock, which were previously disclosed as being beneficially and indirectly held by Goldman Sachs and GS Group. The 43,000 shares were held in client accounts, of which Goldman Sachs or GS Group is not deemed to be have a pecuniary interest.

Goldman Sachs and GS Group may be deemed to own beneficially and indirectly in the aggregate 2,608,000 shares of Class A Common Stock, consisting of (i) 408,000 shares of Class A Common Stock beneficially owned by the Limited Partnerships, and (ii) 2,200,000 shares of Class A Common Stock which may be deemed to be beneficially owned by the Limited Partnerships by reason of their ownership of 550,000 shares of Series A Senior Cumulative Convertible Exchangeable Preferred Stock, par value $1.00 per share, of the Company (the "Series A Preferred Stock"). Affiliates of Goldman Sachs and GS Group are the general partner or managing general partner or managing partner of the Limited Partnerships. Goldman Sachs is the investment manager of GS Capital III, GS Offshore and GS Germany. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group. The Reporting Persons other than Goldman Sachs and GS Group disclaim beneficial ownership of the securities owned by Goldman Sachs. Goldman Sachs and GS Group each disclaim beneficial ownership of the securities owned by the Limited Partnerships except to the extent of their pecuniary interest therein.

GS Capital III may be deemed to own beneficially and directly and its general partner, GS Advisors, may be deemed to own beneficially and indirectly an aggregate of 1,776,731 shares of Class A Common Stock, consisting of (i) 277,955 shares of Class A Common Stock and (ii) 1,498,776 shares of Class A Common Stock which may be deemed to be beneficially owned by GS Capital III by reason of its ownership of 374,694 shares of Series A Preferred Stock. GS Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

GS Offshore may be deemed to own beneficially and directly and its general partner, GS Advisors, may be deemed to own beneficially and indirectly an aggregate of 448,445 shares of Class A Common Stock, consisting of (i) 36,413 shares of Class A Common Stock and (ii) 412,032 shares of Class A Common Stock which may be deemed to be beneficially owned by GS Offshore by reason of its ownership of 103,008 shares of Series A Preferred Stock. GS Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

GS Germany may be deemed to own beneficially and directly and its managing partner, GS oHG, may be deemed to own beneficially and indirectly an aggregate of 82,024 shares of Class A Common Stock, consisting of (i) 12,832 shares of Class A Common Stock and (ii) 69,192 shares of Class A Common Stock which may be deemed to be beneficially owned by GS Germany by reason of its ownership of 17,298 shares of Series A Preferred Stock. GS oHG disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

1998 Stone may be deemed to own beneficially and directly and its general partner, Stone GP, may be deemed to own beneficially and indirectly an aggregate of 200,337 shares of Class A Common Stock, consisting of (i) 31,341 shares of Class A Common Stock and (ii) 168,996 shares of Class A Common Stock which may be deemed to be beneficially owned by 1998 Stone by reason of its ownership of 42,249 shares of Series A Preferred Stock. Stone GP disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

1998 Bridge may be deemed to own beneficially and directly and its managing general partner, Stone GP, may be deemed to own beneficially and indirectly, an aggregate of 60,463 shares of Class A Common Stock, consisting of (i) 9,459 shares of Class A Common Stock and (ii) 51,004 shares of Class A Common Stock which may be deemed to be beneficially owned by 1998 Bridge by reason of its ownership of 12,751 shares of Series A Preferred Stock. Stone GP disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

02: Each share of Series A Preferred Stock is convertible, on and after November 30, 1999, at any time at the option of the holder into four shares of Class A Common Stock.

SIGNATURES:

                                       GOLDMAN, SACHS & CO.


                                       By:  s/ Roger S. Begelman
                                          ------------------------------
                                       Name:   Roger S. Begelman
                                       Title:  Attorney-in-fact


                                       THE GOLDMAN SACHS GROUP, INC.


                                       By:  s/ Roger S. Begelman
                                          ------------------------------
                                       Name:   Roger S. Begelman
                                       Title:  Attorney-in-fact


                                       GS ADVISORS III, L.L.C.


                                       By:  s/ Roger S. Begelman
                                          ------------------------------
                                       Name:   Roger S. Begelman
                                       Title:  Attorney-in-fact


                                       GS CAPITAL PARTNERS III, L.P.


                                       By:  s/ Roger S. Begelman
                                          ------------------------------
                                       Name:   Roger S. Begelman
                                       Title:  Attorney-in-fact


                                       GS CAPITAL PARTNERS III OFFSHORE, L.P.


                                       By:  s/ Roger S. Begelman
                                          ------------------------------
                                       Name:   Roger S. Begelman
                                       Title:  Attorney-in-fact


                                       GS CAPITAL PARTNERS III GERMANY
                                        CIVIL LAW PARTNERSHIP (with limitation
                                        of liability)


                                       By:  s/ Roger S. Begelman
                                          ------------------------------
                                       Name:   Roger S. Begelman
                                       Title:  Attorney-in-fact


                                       GOLDMAN, SACHS & CO. oHG


                                       By:  s/ Roger S. Begelman
                                          ------------------------------
                                       Name:   Roger S. Begelman
                                       Title:  Attorney-in-fact


                                       STONE STREET FUND 1998, L.P.


                                       By:  s/ Roger S. Begelman
                                          ------------------------------
                                       Name:   Roger S. Begelman
                                       Title:  Attorney-in-fact


                                       BRIDGE STREET FUND 1998, L.P.


                                       By:  s/ Roger S. Begelman
                                          ------------------------------
                                       Name:   Roger S. Begelman
                                       Title:  Attorney-in-fact


                                       STONE STREET 1998, L.L.C.


                                       By:  s/ Roger S. Begelman
                                          ------------------------------
                                       Name:   Roger S. Begelman
                                       Title:  Attorney-in-fact



Date:  February 10, 2000


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

                               POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS III, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2000.


GS CAPITAL PARTNERS III, L.P.

By: GS ADVISORS III, L.L.C.



By:  s/ Kaca B. Enquist
     ---------------------------------
     KACA B. ENQUIST, Vice President

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS III OFFSHORE, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2000.


GS CAPITAL PARTNERS III OFFSHORE, L.P.

By: GS ADVISORS III, L.L.C.



By:  s/ Kaca B. Enquist
     ----------------------------------
     KACA B. ENQUIST, Vice President

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS III, L.L.C. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 1, 2000.


GS ADVISORS III, L.L.C.



By:  s/ Kaca B. Enquist
     ----------------------------------
     KACA B. ENQUIST,  Vice President

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET FUND 1998, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 16, 1999.


STONE STREET FUND 1998, L.P.

By: Stone Street 1998, L.L.C.



By:  s/ Kaca B. Enquist
     ----------------------------------
     KACA B. ENQUIST,  Vice President

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that BRIDGE STREET FUND 1998, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 16, 1999.


BRIDGE STREET FUND 1998, L.P.

By:  Stone Street 1998, L.L.C.



By:  s/ Kaca B. Enquist
     ---------------------------------
     KACA B. ENQUIST, Vice President

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET 1998, L.L.C. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 16, 1999.


STONE STREET 1998, L.L.C.



By:  s/ Kaca B. Enquist
     ------------------------------------
     KACA B. ENQUIST,  Vice President